SCHEDULE 14C
(RULE 14C-101)

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary information statement.	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement.

BROWNIES MARINE GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)   Per unit price or other underlying value of transaction computed  pursuant to Exchange Act Rule 0-11:

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, schedule or registration statement no.:

(3)           Filing party:

(4)           Date filed:

Brownie’s Marine Group, Inc.
940 N.E. 1st Street
Fort Lauderdale, Florida 33311

Information Statement

December ____, 2011

On December 1, 2011, the board of directors and holders of a majority of the voting capital stock of Brownie’s Marine Group, Inc., a Nevada Corporation (the “Company”), acted by written consent in lieu of a special meeting of stockholders to take certain actions, including the approval of an amendment to the Company's Articles of Incorporation increasing its authorized shares of Common Stock. The Company's Board of Directors fixed ___________, 2011 as the record date (the “Record Date”), for determining the holders of its voting capital stock entitled to notice of these actions and receipt of this Information Statement.

This Information Statement is first being mailed on or about _____________, 2011. The actions to be taken pursuant to the written consents dated as of December 1, 2011 shall be taken on or about ______________, 2011, twenty (20) days after the mailing of this Information Statement. You are urged to read the Information Statement in its entirety for a full description of the actions approved by the holders of a majority of the Company's outstanding voting capital stock.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

By Order of the Board of Directors

Robert Carmichael

Robert Carmichael
Chairman of the Board of Directors

INFORMATION STATEMENT PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER
NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

To The Stockholders of Brownie’s Marine Group, Inc.:

NOTICE IS HEREBY GIVEN that the Board of Directors has received approval for pursuant to the written consent of stockholders in lieu of a special meeting, dated December 1, 2011 (the “Written Consent”) to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Common Stock from two hundred fifty million (250,000,000) shares to one billion (1,000,000,000) shares.

This Information Statement is being sent to you by the Company's Board of Directors to tell you about certain actions the holders of the Company's outstanding voting capital stock have approved by written consent in lieu of a special meeting of stockholders. This Information Statement is being mailed on or about _____________, 2011. The actions listed above will be taken on or about ______________, 2011, twenty (20) days after the mailing of this Information Statement.

This Information Statement will serve as written notice to stockholders of the Company pursuant to Section 78.320(2) of the Nevada Revised Statutes.

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capital stock consisted of 250,000,000 shares of Common Stock, of which 46,088,815 shares were issued and outstanding.  In connection with the Written Consent, the holders of approximately 23,319,161 shares of the Common Stock voted to approve the amendment to the Company's Articles of Incorporation.  The amendment to the Company's Articles of Incorporation was approved by the holders of approximately 51% of the outstanding Common Stock.  The resolutions approved pursuant to the Written Consent will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of record as of the Record Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, certain information known to us with respect to the beneficial ownership of the Company's voting securities by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and its executive officers as a group. Unless otherwise indicated, each of the stockholders can be reached at the Company's principal executive offices located at 940 N.E. 1st Street, Fort Lauderdale, Florida 33311.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Robert M. Carmichael	64,558,939(1)	77.5%

Wesley G. Armstrong	832,040(2)	1.8%

Mikkel Pitzner	993,182(2)	2.1%

All officers and directors as a Group (3 persons)	66,384,161(1)(2)	73.1%

* less than 1%

(1)
Includes an aggregate of 415,000 shares underlying currently exercisable options.  Also includes 42,500,000 shares issuable upon conversion of 425,000 shares of Series A Preferred Stock.  The preferred stock votes with the Company common stock, except as otherwise required under Nevada law and may be voted on a 250 vote to one share basis.

(2)	Includes 75,000 shares underlying currently exercisable options.

AMENDMENT TO THE ARTICLES OF INCORPORATION
INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors and stockholders of the Company have approved an increase in the number of the Company's authorized shares of Common Stock from two hundred fifty million (250,000,000) shares to one billion (1,000,000,000) shares by means of an amendment to the Company's Articles of Incorporation.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new issuances of Common Stock, the authorization and subsequent issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter current stockholders’ relative rights and limitations.

The Articles of Amendment to the Company's Articles of Incorporation that reflects the increase in the authorized Common Stock is attached hereto as Exhibit A. The increase in the authorized Common Stock will become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Nevada, which is expected to occur as soon as is reasonably practicable on or after the twentieth (20th) day following the mailing of this Information Statement to the Company's stockholders.

Reason for Increase

In order to permit us to raise capital or issue our Common stock for other business purposes, we need to increase the number of shares of our Common Stock authorized for issuance under our Articles of Incorporation. As a result of the increase in authorized Common Stock, the Company will be able to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, establishing strategic relationships with corporate partners, acquiring or investing in complementary businesses or products, providing equity incentives to employees, and effecting stock splits or stock dividends. While the Company currently has no formal agreement to issue any additional shares in excess of our currently authorized Common Stock, the Company currently requires additional cash resources and is seeking to increase cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities will result in additional dilution to our shareholders and may result in the issuance of a significant number of shares of Common Stock. In connection with any future issuance of Common Stock (up to 1,000,000,000 shares), there will not be any additional shareholder approval required with respect to the additional shares.

Effects of Increase

In general, the issuance of any new shares of Common Stock will cause immediate dilution to the Company's existing stockholders, may affect the amount of any dividends paid to such stockholders and may reduce the share of the proceeds of the Company that they would receive upon liquidation of the Company. Another effect of increasing the Company's authorized Common Stock may be to enable the Board of Directors to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (such as private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company, even if such party is offering a significant premium over the current market price of the Common Stock. Such an issuance of shares of Common Stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company.  The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this resolution was not presented with the intent that the increase in the Company's authorized Common Stock be utilized as an anti-takeover measure.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required for the approval of the increase in the number of shares of the authorized Common Stock. On the Record Date, the increase from two hundred fifty million (250,000,000) shares to one billion (1,000,000,000) shares was approved by the holders of approximately 51% of the outstanding shares of Common Stock.

No Dissenters’ Right of Appraisal

Neither Nevada law nor our Articles of Incorporation provides our shareholders with dissenters’ rights in connection with the amendment to our Articles. This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with the amendment to our Articles of Incorporation, even if a shareholder has not been given an opportunity to vote.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

No persons have any substantial interest in the increase in our authorized shares of Common Stock.

DELIVERY OF DOCUMENTS TO
MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple stockholders sharing an address unless the Company receives contrary instructions from such stockholders. Upon receipt of such notice, the Company will undertake to promptly deliver a separate copy of the Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by phoning the Company's head office at (954) 462-5570 or by mail to 940 N.E. 1st Street, Fort Lauderdale, Florida 33311.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports on Forms 10-K and 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission, may be accessed through the EDGAR archives at www.sec.gov.

BROWNIE’S MARINE GROUP, INC.

Robert Carmichael

Robert Carmichael
Chairman of the Board

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
BROWNIE’S MARINE GROUP, INC.

Brownie’s Marine Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), and in accordance with the applicable provisions of Section 78 of the Nevada Revised Statutes (“NRS”):

WHEREAS, the following resolutions were adopted by the Corporation’s Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

NOW THEREFORE BE IT RESOLVED:

1.           That Section IV(i) of the Corporation’s Articles of Incorporation, as amended, is hereby amended and replaced with the following:

“IV.           AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall consist of (i) ONE BILLION (1,000,000,000) shares of common stock, $.001 par value per share.”

2.           That (i) a resolution was adopted by unanimous approval of the directors of the Corporation pursuant to NRS Section 78.390 on December 1, 2011, setting forth the above-mentioned amendments and declaring said amendments to be advisable, and (ii) holders of a majority of the outstanding shares of the Common stock of the Corporation adopted said amendments on December 1, 2011 in accordance with the provisions of NRS Section 78.302(2).

IN WITNESS WHEREOF, this Articles of Amendment of the Articles of Incorporation has been signed by the Chief Executive Officer of the Corporation this ____ day of ______________, 2011.

BROWNIE’S MARINE GROUP, INC.

By:
Robert Carmichael, Chief Executive Officer